Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FENDER MUSICAL INSTRUMENTS CORPORATION

Pursuant to Section 103 of the General Corporation Law of the State of Delaware, as amended (the “Delaware GCL”), the undersigned, Larry E. Thomas, the Chief Executive Officer of Fender Musical Instruments Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Fender Musical Instruments Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 31, 1985.

2. This Third Amended and Restated Certificate of Incorporation hereby restates, integrates and further amends the Corporation’s Certificate of Incorporation, as heretofore amended, to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is “Fender Musical Instruments Corporation” (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

OBJECTS AND PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

A. Authorized Shares.

The total number of shares of capital stock which the Corporation is authorized to issue is 438,584 shares of common stock, $0.01 par value per share (the “common stock”), of which (A) 276,572 shares are designated as Common Stock (the “Common Stock”), (B) 84,836 shares are designated as Class B Common Stock (the “Class B Common Stock”), and (C) 77,176 shares are designated as Class C Common Stock (the “Class C Common Stock”). Effective upon the filing of this Certificate of Incorporation (the “Effective Time”), each share of Class A Common Stock, par value $0.01 per share, of the Corporation then issued (the “Old Common Stock”) shall, without further action on the part of the Corporation or its stockholders, be reclassified, changed and converted into one share of Common Stock. Each outstanding stock certificate which immediately prior to the Effective Time represented a number of shares of Old Common Stock shall, without any action on the part of the holder, thereupon and thereafter, until surrendered as hereinafter provided, represent the number of shares of Common Stock represented by such certificate. The registered holder of each such certificate may following the Effective Time surrender such certificate to the Corporation for cancellation and, upon such surrender, shall receive in exchange therefor without charge, a new certificate registered in the name of such holder representing the number of shares of the Common Stock which, prior to the Effective Time, were represented by the certificate(s) representing such shares of Old Common Stock.

The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof with respect to the common stock are as set forth in this Article IV.

No stockholder of the Corporation shall have preemptive rights to purchase any Securities proposed to be issued by the Corporation, whether such rights exist pursuant to Applicable Law or otherwise; provided, however, that nothing contained herein shall in any way modify or affect the rights provided in Section 9 of the Stockholders Agreement.

B. Definitions.

As used in this Restated Certificate, the following capitalized terms have the following meanings:

“Additional Stock” shall mean shares of common stock or options to purchase or rights to subscribe for common stock, or securities convertible into or exchangeable for common stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, or common stock appreciation rights, phantom common stock rights and other rights to receive or be paid an amount based on the Market Price of the common stock; provided, however, that Additional Stock shall not include shares of Common Stock or Class B Common Stock issued pursuant to the Equity Incentive Plan (including the reissuance under the Equity Incentive Plan of any shares of stock (or options therefor) that expire or are repurchased by the Corporation under the terms of the Equity Incentive Plan or are repurchased from the Management Stockholders pursuant to Section 4 of the Stockholders Agreement as long as the total number of shares (or options therefor) issued under the Equity Incentive Plan does not exceed 84,836).

“Affiliate” means, with respect to any Person, (a) a director, officer, managing member or general partner of such Person or of any Person identified in clause (c) below, (b) a spouse of such Person, any lineal descendant (whether natural or adopted) of a grandparent of such Person or any Person described in clause (a) and any spouse of such lineal descendant, and (c) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purpose of the above definition, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Original Cost” means an amount equal to the Original Cost multiplied by the number of shares of Class C Common Stock issued by the Corporation at the Original Issuance Date.

“Applicable Law,” with respect to any Person, means all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Bylaws” means the Bylaws of the Corporation, as amended and in effect from time to time.

“Board” and “Board of Directors” mean the Board of Directors of the Corporation.

“Class B Common Stock” has the meaning ascribed to it in Section A of this Article IV.

“Class C Common Stock” has the meaning ascribed to it in Section A of this Article IV.

“Class C Common Stock Purchase Agreement” means the Class C Common Stock Purchase Agreement, dated on or about December 28, 2001, among the Corporation and the Investors named therein, as amended from time to time.

“common stock” means the Common Stock, the Class B Common Stock and the Class C Common Stock.

“Common Stock” has the meaning ascribed to it in Section A of this Article IV.

“Conversion Price” has the meaning ascribed to it in Section C.4(a) of this Article IV.

“Converted Shares” has the meaning ascribed to it in Section C.4(a) of this Article IV.

“Converting Shares” has the meaning ascribed to it in Section C.4(a) of this Article IV.

“Corporation” has the meaning ascribed to it in Article I.

“Deferral Period” has the meaning ascribed to it in Section C.4(a) of this Article IV.

“Equity Incentive Plan” means the Fender Musical Instruments Corporation 1997 Stock Option Plan (the “1997 Stock Plan”), the Fender Musical Instruments Corporation 2001 Equity Compensation Plan, as amended (the “2001 Stock Plan”), the Fender Musical Instruments Corporation 2007 Equity Compensation Plan (the “2007 Stock Plan”) and the Fender Musical Instruments Corporation 2007 Amended and Restated Equity Compensation Plan, as amended (the “2007 Amended and Restated Stock Plan”, and collectively with the 1997 Stock Plan, the 2001 Stock Plan and the 2007 Stock Plan, the “Stock Plans”) pursuant to which the Corporation has reserved 84,836 shares of Class B Common Stock for issuance to officers, directors, employees and consultants of the Corporation, of which, as of the date of this Third Amended and Restated Certificate of Incorporation, 7,848 shares of Class B Common Stock are available for future grant (plus any shares that are available for issuance under the Stock Plans due to forfeitures, lapses or terminations of options currently outstanding thereunder).

“Event of Default” shall mean any of the following events: (i) the Corporation shall fail to perform or observe any material covenant contained in any of the Related Agreements and such failure shall have continued unremedied for a period of 30 days after the earlier of (A) the date on which the Corporation should have given notice thereof to the holders of Class C Common Stock as set forth in the Stockholders Agreement or (B) the date on which the Corporation receives notice thereof from a holder of Class C Common Stock; (ii) any representation or warranty made by the Corporation in any of the Related Agreements or any information contained in any certificate, report, financial statement, financial schedule or other document prepared by, or on behalf of, the Corporation and delivered under or pursuant to any term of any of the Related Agreements or in connection with the issuance of the Class C Common Stock, shall prove to have been untrue or incorrect in any material respect or shall prove to have had omitted from it any material fact necessary to make the information provided therein, when taken as a whole, not misleading, in each case as of the date and in view of the circumstances under which it was made; (iii) the Corporation shall have been declared in default under any (A) indebtedness for money borrowed or (B) other financing or security agreement or other instrument evidencing or related to indebtedness of the Corporation in each case in an amount greater than $250,000, or (C) any indebtedness for money borrowed or other financing or security agreement or other instrument evidencing or related to indebtedness of the Corporation where the effect of such default has caused a third party to take such action as is necessary to declare or otherwise cause such indebtedness to become due and payable prior to its scheduled maturity other than in the case of good faith disputes; and (iv) any voluntary case or proceeding or involuntary case or proceeding against the Corporation, which is not dismissed within 60 days of filing, seeking liquidation, reorganization or other relief with respect to indebtedness under any applicable federal or state bankruptcy, insolvency, reorganization or similar law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee or similar official has been instituted, or any assignment by the Corporation for the benefit of creditors or the failure by the Corporation to satisfy any judgment in excess of $100,000.

“Excluded Securities” means (i) up to 84,836 shares of Common Stock or Class B Common Stock issued pursuant to the Equity Incentive Plan (including the reissuance under the Equity Incentive Plan of any shares of stock (or options therefor) that expire or are repurchased by the Corporation under the terms of the Equity Incentive Plan); (ii) any shares of Common Stock issued pursuant to a Qualified Public Offering or, if the holders of Class C Common Stock have exercised their Redemption Rights, pursuant to an Initial Public Offering so long as the shares of Class C Common Stock that have elected to be redeemed pursuant to their Redemption Rights are so redeemed at the closing of such Initial Public Offering; (iii) any shares of Common Stock or Class B Common Stock issued to persons who are not Affiliates of the Corporation or any of its stockholders in connection with strategic transactions or as part of an acquisition by the Corporation of another Person provided that no more than 21,365 shares (as adjusted for any stock split, dividend, combination, reclassification or similar event involving the Common Stock or Class B Common Stock) of Common Stock or Class B Common Stock are issued in aggregate pursuant to this subsection (iii); (iv) any shares of Common Stock issued upon conversion of the Class B or Class C Common Stock; (v) the issuance to any employee of the Corporation of shares of Common Stock or Class B Common Stock repurchased from the Management Stockholders pursuant to Section 4 of the Stockholders Agreement; and (vi) the issuance of 2,667 shares of Common Stock at the purchase price per share equal to the Original Cost provided that such issuance occurs no later than January 31, 2002 and provided further that an equal number of shares of Common Stock is simultaneously repurchased with the proceeds.

“Governmental Authority” shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any political subdivision thereof, or of any other country.

“Initial Public Offering” means the closing of a firm commitment underwritten initial public offering for the account of the Corporation of Common Stock pursuant to a registration statement filed under the Securities Act.

“Investor Notice of Election” has the meaning ascribed to it in Section C.5.(a) of this Article IV.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest of any kind whatsoever in or on such asset (including the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, appreciation right or similar right of a third party with respect to such securities.

“Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or (ii) any Sale of the Corporation.

“Liquidation Value” has the meaning ascribed to it in Section C.3.(a) of this Article IV.

“Management Stockholders” has the meaning ascribed to it in the Stockholders Agreement.

“Market Price” means, as to any Security, the average of the closing prices of such Security’s sales on all United States securities exchanges on which such Security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such Security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” of such Security shall be the fair value thereof as determined in good faith by the Board.

“Original Cost” means, with respect to any share of Class C Common Stock, $750.00. In the event of any change (by way of any split, recapitalization, subdivision, recombination or similar event) in the number or kind of shares of Class C Common Stock, the Original Cost of the shares of Class C Common Stock immediately prior to such change shall be ratably adjusted among such shares of Class C Common Stock immediately after such change.

“Original Issuance Date” means, with respect to a share of Class C Common Stock, the date on which such share of Class C Common Stock was first issued.

“Person” shall be construed broadly and shall include without limitation an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Put Value” shall mean (i) if the Redemption Rights are exercised in connection with an Initial Public Offering prior to December 28, 2006, the per share price of the Common Stock sold to the public in such Initial Public Offering; or (ii) if the Redemption Rights are exercised in connection with an Event of Default or at any time after December 28, 2006, the greatest of (A) the Liquidation Value, (B) the price per share of the Class C Common Stock based upon the fair market value of the Company as of such date without taking into account any minority discount and (C) the price per share to the public in any Initial Public Offering consummated prior to the repurchase of the capital stock subject to the Redemption Rights. In the case of subsection (B) above, the fair market value shall be determined as of the date of the Investor Election Notice pursuant to an appraisal performed by a nationally recognized investment banking firm selected by the Company and approved by the Requisite Class C Holders.

“Qualified Public Offering” means an Initial Public Offering which results in aggregate gross proceeds to the Corporation of at least $60,000,000, at a price per share to the public of not less than (A) if such Qualified Public Offering is consummated on or prior to December 28, 2003, 1.5 times the Original Cost or (B) if the Qualified Public Offering is consummated after December 28, 2003, 2.0 times the Original Cost.

“Redemption Date” shall mean (i) if the Redemption Rights are exercised in connection with an Initial Public Offering, the closing of such Initial Public Offering; or (ii) if the Redemption Rights are exercised in connection with an Event of Default, on the date specified in the Investor Election Notice, which shall be a date on or after the Investor Election Notice is given; or (iii) if the Redemption Rights are exercised on or after December 28, 2006 (other than in connection with an Initial Public Offering or Event of Default), one year after receipt by the Corporation of the Investor Election Notice.

“Redemption Rights” has the meaning ascribed to such term in Section C.5.(a) of this Article IV.

“Related Documents” means, collectively, the Class C Common Stock Purchase Agreement, the Stockholders Agreement, this Restated Certificate and the Bylaws.

“Requisite Class C Holders” means the holders of a majority of the outstanding shares of Class C Common Stock at the time in question; provided, however, that for purposes of any amendment of subsection (v) of Article IV C.1.(c) pursuant to Article IV which amends in any respect the terms of the Class C Common Stock, Requisite Class C Holders shall mean the holders of at least 67% of the then outstanding shares of Class C Common Stock at the time in question.

“Requisite Common Holders” means the holders of a majority of the outstanding shares of Common Stock and the holders of a majority of the outstanding shares of Class C Common Stock, voting together as a class.

“Restated Certificate” means this Third Amended and Restated Certificate of Incorporation, as amended and in effect from time to time.

“Sale of the Corporation” means (i) the sale, conveyance or disposition of all or substantially all of the Corporation’s assets to any Person, (ii) the issuance, sale or transfer of the outstanding capital stock of the Corporation to any Person, or (iii) the merger or consolidation or reorganization of the Corporation with or into another Person, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

“Securities” means “securities” as defined in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement dated on or about December 28, 2001, among the Corporation and the stockholders of the Corporation named therein, as amended from time to time.

“Subsidiary” of any Person means any other person (i) whose securities having a majority of the general voting power in electing the board of directors or equivalent governing body of such other Person (excluding securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting subsidiaries or (ii) more than a 50% interest in the profits or capital of whom is, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting subsidiaries.

C.	Common Stock

1.	Voting Rights.

(a)	Common Stock.

Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, voting together with the holders of Class C Common Stock as a single class. Each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder. Except as otherwise provided herein or by law, the Common Stock shall possess full and complete voting power for the election of directors.

(b)	Class B Common Stock.

Except as set forth herein or as otherwise required by law, each outstanding share of Class B Common Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the holders of Class B Common Stock shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Class B Common Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Common Stock or would otherwise be treated differently from shares of Common Stock in connection with such transaction, except that shares of Class B Common Stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for the Common Stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as the Class B Common Stock is convertible into Common Stock and (ii) all other consideration is equal on a per share basis. Notwithstanding the foregoing, holders of shares of the Class B Common Stock shall be entitled to vote as a separate class on any amendment to this subsection (b).

(c)	Class C Common Stock.

In addition to the rights provided by law and by the next paragraph below, the holders of Class C Common Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock, all as one class, except as set forth in the next paragraph. Each share of Class C Common Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such share of Class C Common Stock is then convertible pursuant to Section 4 below. Except as otherwise provided herein or by law, the Class C Common Stock shall possess full and complete voting power with respect to the election of directors of the Corporation.

For so long as at least 19,309 shares (as adjusted for any stock split, dividend, combination, reclassification or similar event involving the Class C Common Stock) of the Class C Common Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, without the affirmative consent or approval of holders of at least 51% (67% with respect to the actions set forth in subsection (v) below which amends or repeals in any respect the terms of the Class C Common Stock) of the then outstanding shares of Class C Common Stock:

(i) other than Excluded Securities, in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other Securities convertible into or exercisable or exchangeable for capital stock or any debt Security which by its terms is convertible into or exchangeable for any equity Security or has any other equity feature or any Security that is a combination of debt and equity;

(ii) effect a Sale of the Corporation unless the holders of the Class C Common Stock receive consideration in such transaction in an aggregate amount at least equal to the (A) 1.5 times the Aggregate Original Cost if such Sale of the Corporation occurs on or prior to December 28, 2003 or (B) 2.0 times the Aggregate Original Cost if such Sale of the Corporation occurs after December 28, 2003;

(iii) declare or pay any dividends or make any distributions on the Corporation’s Common Stock or Class B Common Stock unless and until the Class C Common Stock receives the same dividends or distributions concurrently on an as converted basis;

(iv) repurchase any of the Corporation’s capital stock (except repurchases pursuant to the terms of the Equity Incentive Plan, certain repurchases of stock held by the Management Stockholders as provided in Section 4 of the Stockholders Agreements, the redemption by the Corporation of 2,066 shares of Common Stock no later than January 31, 2002 from William C. Schultz as provided in the Plan of Redemption for the Common Stock of Schultz dated as of December 1, 1997, certain repurchases of stock held by employees or former employees of the Corporation as provided in Section 4 of the Stockholder Agreement as contemplated by the Class C Common Stock Purchase Agreement or as permitted herein); or

(v) amend or repeal its Restated Certificate or amend its Bylaws (including any amendment or repeal by way of merger, reorganization or other similar event).

(d)	Board of Directors.

The Board of Directors of the Corporation shall consist of a maximum of nine (9) members, which members shall be elected as set forth in the Stockholders Agreement. Election of directors need not be by written ballot, unless the Bylaws of the Corporation shall so provide.

2. Dividends and Distributions.

The holders of shares of Class C Common Stock shall be entitled to receive dividends, when and if declared by the Board of Directors, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any other common stock of this Corporation, in an amount equal to that declared on a share of Common

Stock into which such shares of Class C Common Stock could then be converted. Dividends, if paid or declared, must be paid on all outstanding shares of Class C Common Stock. No dividends shall be paid on any common stock of the Corporation during any fiscal year until dividends in an amount equal to or greater than any dividends to be paid on any share of common stock shall have been declared and paid on each share of the Class C Common Stock.

3. Liquidation.

(a) Liquidation Preferences. In the event of any Liquidation, the holders of shares of Class C Common Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its other stockholders before any payment shall be made to the holders of any other capital stock of the Corporation, an amount per share equal to the greater of (a) the Original Cost of such share plus an amount equal to all declared and unpaid dividends on each share, if any, and (b) the amount such holder would have received, if, immediately prior to such Liquidation, such holder had converted all of such holder’s shares of Class C Common Stock into Common Stock (the “Liquidation Value”). If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Class C Common Stock the full amounts to which they shall be entitled, the holders of shares of Class C Common Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any Liquidation, after payment shall have been made to the holders of shares of Class C Common Stock in the full amount to which they are entitled, the holders of shares of Common Stock and Class B Common Stock shall be entitled, to the exclusion of the holders of the Class C Common Stock, to share ratably in all remaining assets of the Corporation available for distribution to its stockholders. Anything contained in this Section to the contrary notwithstanding, each holder of shares of Class C Common Stock shall have the right to convert all or any part of the shares of Class C Common Stock held by such holder as herein provided into shares of Common Stock pursuant to this Article IV.

(b) Valuation of Securities. Whenever the distribution provided for in this Section 3 is payable in property other than cash, its value shall be deemed its Market Price.

4. Conversion.

(a) Optional Conversion of Class C Common Stock into Common Stock.

Each holder of shares of Class C Common Stock shall have the right, at such holder’s option, at any time and from time to time, to convert any such share into that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (x) the Original Cost of such share of Class C Common Stock, by (y) the Conversion Price, as last adjusted and then in effect. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Class C Common Stock (the “Conversion Price”) shall initially be equal to the Original Cost of such share of Class C Common Stock and shall be subject to adjustment from time to time as set forth in paragraph (d) below.

Each conversion of shares of any class of capital stock of the Corporation into shares of another class of capital stock of the Corporation pursuant to this subsection (a) shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the “Converting Shares”) at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of such class of capital stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into shares of the class into which such shares may be converted (the “Converted Shares”). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. A holder of Class C Common Stock may make any such notice of conversion, whether such conversion is in connection with a Sale of the Corporation, Initial Public Offering or otherwise, conditional upon the happening of any event or the passage of such time as is specified by such holder in such conversion notice (a “Deferral Period”), and may rescind any notice of conversion prior to the effective time thereof specified in any such notice. Promptly after such surrender and the receipt of such written notice of conversion, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted; provided, however, that if such conversion is subject to a Deferral Period, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease (except that, in the case of a conversion subject to a Deferral Period, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein) and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares.

(b)	Mandatory Conversion of Class C Common Stock into Common Stock.

Upon the consummation of a Qualified Public Offering, all shares of Class C Common Stock then outstanding shall, by virtue of, and simultaneously with, the consummation of such Qualified Public Offering and without any action on the part of the holders thereof, be deemed automatically converted into that number of fully paid and nonassessable shares of Common Stock into which such shares would have been convertible in the event of optional conversion at such time pursuant to subsection (a) above. In the event of an automatic conversion pursuant to this Section, the outstanding shares of Class C Common Stock shall be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Class C Common Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class C Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the closing of such Qualified Public Offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)	Mandatory Conversion of Class B Common Stock into Common Stock.

Upon the consummation of an Initial Public Offering, all shares of Class B Common Stock then outstanding shall by virtue of, and simultaneously with, the occurrence of such Initial Public Offering and without any action on the part of the holders thereof, be deemed automatically converted into one share of Common Stock. In the event of an automatic conversion pursuant to this Section, the outstanding shares of Class B Common Stock shall be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the closing of such Initial Public Offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d)	Adjustment of Conversion Price.

The Conversion Price shall be subject to adjustment from time to time as follows:

(i) If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Additional Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

(A) an amount equal to the sum of (x) the total number of shares of common stock outstanding (including any shares of common stock deemed to have been issued pursuant to subdivision (C) of clause (ii) below) immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

(B) the total number of shares of common stock outstanding (including any shares of common stock deemed to have been issued pursuant to subdivision (C) of clause (ii) below) immediately after the issuance of such Additional Stock.

(ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

(A) In the case of the issuance of Additional Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

(B) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Market Price thereof.

(C) In the case of the issuance of options to purchase or rights to subscribe for common stock, securities by their terms convertible into or exchangeable for common stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

(1) the aggregate maximum number of shares of common stock deliverable upon exercise of such options to purchase or rights to subscribe for common stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the common stock covered thereby;

(2) the aggregate maximum number of shares of common stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

(3) on any change in the number of shares or exercise price of common stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

(4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of common stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

(iii) If, at any time after the Original Issuance Date, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split-up of shares of common stock, then, following the record date for the determination of holders of common stock entitled to receive such stock dividend, subdivision or split-up (or if no record date is set, the date such stock dividend, subdivision or stock split is consummated), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Class C Common Stock shall, in each case, be increased in proportion to such increase in outstanding shares.

(iv) If at any time after the Original Issuance Date, the number of shares of common stock outstanding is decreased by a combination of the outstanding shares of common stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased, so that the number of shares of Common Stock issuable on conversion of each share of Class C Common Stock shall, in each case, be decreased in proportion to such decrease in outstanding shares.

(v) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Class C Common Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Class C Common Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(vi) If any event occurs of the type contemplated by the provisions of this subsection (d) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate reduction in the Conversion Price so as to protect the rights of the holders of the Class C Common Stock.

(vii) All calculations under this paragraph shall be made to the nearest one cent ($0.01).

(viii) In any case in which the provisions of this paragraph (d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Class C Common Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.

(ix) Whenever the Conversion Price shall be adjusted as provided in this paragraph (d), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Class C Common Stock at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of subparagraph (x) below.

(x) If the Corporation shall propose to take any action of the types described in clauses (iii), (iv) or (v) of this paragraph (d) above, the Corporation shall give notice to each holder of shares of Class C Common Stock, in the manner set forth in paragraph (ix) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Class C Common Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(xi) In the event that the Requisite Class C Holders consent in writing to limit, or waive in its entirety, any anti-dilution adjustment to which the holders of the Class C Common Stock would otherwise be entitled hereunder, the Corporation shall not be required to make any adjustment whatsoever with respect to any Class C Common Stock in excess of such limit or at all, as the terms of such consent may dictate.

(e) Upon issuance of shares in accordance with this Section 4, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof and free from all taxes or Liens with respect thereto due to any action of the Corporation. The Corporation shall take all such actions as may be necessary to assure that all such shares may be so issued without violation of any Applicable Law or any requirements of any domestic securities exchange upon which such shares may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). The Corporation shall not close its books against the transfer of shares in any manner which would interfere with the timely conversion of any shares. The issuance of certificates for shares of any class of capital stock (upon conversion of shares of any other class of capital stock or otherwise) shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of such shares; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares converted. No fractional shares of common stock or scrip shall be issued upon conversion of any shares. The number of full shares issuable upon conversion shall be computed on the basis of the aggregate number of shares to be converted by a holder. Instead of any fractional shares which would otherwise be issuable upon conversion of common stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of such common stock as determined in good faith by the Board and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

5. Redemption.

(a) Redemption Rights.

At any time (i) on or after December 28, 2006 or (ii) on or after the occurrence of an Event of Default or (iii) upon the occurrence of an Initial Public Offering, upon written notice (the “Investor Notice of Election”) to the Corporation, the Requisite Class C Holders may request that the Corporation redeem the outstanding shares of Class C Common Stock at a price per share equal to the Put Value, whereupon the Corporation shall be obligated to repurchase those shares of Class C Common Stock that elect to be redeemed at the closing described in subsection (b) below on the applicable Redemption Date by paying for every share of Class C Common Stock the Put Value; provided, however, that if the Redemption Rights are being exercised pursuant to a Qualified Public Offering and if the managing underwriter recommends in writing to the holders of Class C Common Stock that the number of shares of Class C Common Stock to be redeemed in such Qualified Public Offering be reduced, then the maximum number of shares of Class C Common Stock that the Corporation shall be required to redeem in the Qualified Public Offering shall be reduced to the number recommended in writing by the managing underwriter but in no event below the number of shares that results by dividing the Aggregate Original Cost by the price per share of the common stock issued to the public in such Qualified Public Offering; and provided further, that in the event of an exercise of the Redemption Rights pursuant to subsection (i) above, the Corporation may reject exercise of the Redemption Rights by providing written notice of such rejection to the holders of the Class C Common Stock within forty-five days of receipt of the Investor Notice of Election, whereupon the provisions of Section 10 of the Stockholders Agreement shall apply. Shares of Class C Common Stock which have not yet been repurchased by the Corporation on a Redemption Date shall be deemed outstanding for all purposes of this Restated Certificate. The rights to require the Corporation to redeem shares of the Class C Common Stock hereunder are referred to herein as the “Redemption Rights”.

(b) Redemption Closing.

(i) The closing of the Corporation’s redemption of the Class C Common Stock pursuant to Section 5(a) above shall take place at 9:00 a.m. California time on the applicable Redemption Date, at the Corporation’s principal executive office or place of business. Promptly (but in no event later than five days) after the delivery of the Investor Notice of Election to the Corporation, the Corporation shall send written notice (the “Redemption Notice”) to each of the holders of the Class C Common Stock. The Redemption Notice shall specify the Redemption Date and the location of the Corporation’s principal executive office or place of business where the closing will occur. At the closing, the Corporation shall pay to each of the holders of the Class C Common Stock, against the Corporation’s receipt from such holder of the certificate or certificates representing the aggregate shares of such Class C Common Stock elected by such holder to be redeemed, an amount equal to the aggregate payment due pursuant to Section 5(a), as applicable, for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check made payable to the order of such holder.

(ii) In the event that, on any Redemption Date, with respect to a redemption pursuant to Section 5(a) above, the Corporation shall not have sufficient funds on hand and after using its best efforts cannot obtain such funds from third party financing sources on reasonable and customary terms to pay in full in cash the aggregate payment due on such Redemption Date pursuant to Section 5(a), then the Corporation shall be deemed to have rejected the exercise of the Redemption Rights and the provisions of Section 10 of the Stockholders Agreement shall apply.

(iii) No shares of Class C Common Stock are entitled to any dividends accruing after the date on which the full Put Value for such share is paid to the holder thereof. On such date all rights of the holder of such share shall cease, and such share shall not be deemed to be outstanding.

(iv) Anything contained in this Section 5 to the contrary notwithstanding, (A) the outstanding shares of Class C Common Stock shall remain subject to optional conversion pursuant to Article IV hereof at all times up to the Redemption Date at which such shares are redeemed and (B) in the event of a Qualified Public Offering any shares of Class C Common Stock that have not elected to be redeemed shall convert into Common Stock pursuant to the terms of Section 4 hereof.

D. Miscellaneous

1. Reservation of Shares.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of each class of capital stock or its treasury shares, solely for the purpose of issuance upon the conversion of shares of any other class of capital stock hereunder, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of such other class which may be converted.

2. Registration of Transfer.

The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of each class of its capital stock. Upon the surrender of any certificate representing shares of any class of capital stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will represent such number of shares of such series as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. Subject to any other restrictions on transfer to which such holder or such shares may be bound, the Corporation will also register such new certificate in such name as requested by the holder of the surrendered certificate.

3. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, however, that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4. Stock, Splits, Stock Dividends, Etc.

(a) The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of common stock unless all such subdivisions and combinations shall be payable to the holder of shares of any class of capital stock of the Corporation only in shares of such class.

(b) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Common Stock, then the outstanding shares of each other class of common stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

In case of any reorganization, reclassification or change of shares of any class of capital stock (other than a change in par value or from par to no par value or as a result of subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of any class of capital stock), each holder of a share of any class of capital stock shall have the right any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of such class of capital stock into which such shares might have been converted immediately prior to such reorganization, reclassification, change, consolidation or merger. In the event of such reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate or incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Class B Common Stock and Class C Common Stock that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of such shares of Class B Common Stock and Class C Common Stock into which such common stock might have been converted immediately prior to such event.

5. Notices.

All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

ARTICLE V

EXCULPATION OF DIRECTORS

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of the filing of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

AMENDMENTS

Subject to the provisions of the Stockholders Agreement and this Restated Certificate for so long as shares of Class C Common Stock are outstanding:

(i) the Corporation, with the consent of (A) the Requisite Common Holders and (B) the Requisite Class C Holders reserves the right to amend or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. When no shares of Class C Common Stock are outstanding, the Corporation, with the consent of a majority of the then outstanding shares of common stock, reserves the right to amend or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

(ii) the Board of Directors, with the consent of the Requisite Class C Holders is expressly authorized and empowered to make, alter, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate. When no shares of Class C Common Stock are outstanding, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate.

ARTICLE VII

COMPROMISE OR ARRANGEMENT WITH CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or any class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, the Requisite Class C Holders and the Requisite Common Holders agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

CERTAIN BUSINESS COMBINATIONS

The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

* * *

3. This Third Amended and Restated Certificate of Incorporation has been duly adopted by both the Corporation’s Board of Directors and its stockholders in accordance with the provisions of Sections 141,228, 242 and 245 of the Delaware GCL.

4. The Third Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation as of this 5th day of March, 2012.

By	/s/ Larry E. Thomas
Larry E. Thomas

Chief Executive Officer of Fender Musical Instruments Corporation